3rd Amended and Restated Appendix A

to the

EXPENSE LIMITATION AGREEMENT

Fund (and Class, as applicable)	Annual Operating Expense Limit	Effective Date
Berwyn Fund	1.22%	07/17/2017
Berwyn Income Fund	0.64%	07/17/2017
Chartwell Mid Cap Value Fund	1.05%	11/6/2017
Chartwell Short Duration High Yield Fund	0.49%	08/11/2017
Chartwell Small Cap Value Fund	1.05%	07/17/2017
Chartwell Small Cap Growth Fund	1.05%	11/6/2017

Amended and approved by the Board on November 2, 2017.

Agreed and accepted this 6th day of November, 2017.

THE CHARTWELL FUNDS		CHARTWELL INVESTMENT PARTNERS, LLP

By:	/s/ Neil Walker	By:	/s/ Michael Magee
Name:	Neil Walker	Name:	Michael Magee
Title:	CFO, Treasurer	Title:	COO – Retail Division

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